UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023

ZOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 125, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (734) 369-2555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 8.01. Other Events.

On May 8, 2023, Zomedica, Inc. (“Zomedica”), a U.S. subsidiary of Zomedica Corp. (“Zomedica Corp”), provided Structured Monitoring Products, Inc., a Florida corporation (“SMP”), with written notice of its intention to exercise its irrevocable option (the “Option Exercise Notice”) to acquire all rights for the use of SMP’s intellectual property and technology used in SMP’s VetGuardian product line for use in treatment, monitoring or other use with non-human animals (the “SMP Acquisition Option”). Concurrently with its delivery of the Exercise Notice, Zomedica made a nonrefundable cash payment to SMP of $250,000, which will be credited toward the purchase price. Zomedica now intends to promptly commence conducting due diligence with respect to the Acquisition (defined below).

A more detailed description of the terms and conditions of the SMP Acquisition Option is provided below.

Convertible Note Purchase Agreements and Notes

Zomedica, SMP, and the equity holders of SMP (the “SMP Holders”) entered into a series of three Convertible Note Purchase Agreements (collectively, the “Note Purchase Agreements”) whereby SMP issued and sold unsecured convertible promissory notes to Zomedica in the aggregate principal amount of $2.750 million USD each bearing interest at a rate of 8% per annum (collectively, the “Notes”).

Pursuant to the Note Purchase Agreements and the Notes, SMP and the SMP Holders granted Zomedica an irrevocable option to acquire all rights for the use of SMP’s intellectual property and technology used in SMP’s VetGuardian product line for the treatment, monitoring or other use with non-human animals.

The SMP Acquisition Option

Exercise of the SMP Acquisition Option gives Zomedica the right to purchase from the SMP Holders 100% of the issued and outstanding shares of SMP’s capital stock or substantially all of SMP’s assets (such transaction is referred to herein as the “Acquisition”), with the purchase price to be determined based upon an enterprise value of $18 million.

Zomedica, SMP and the SMP Holders will promptly cooperate in good faith to prepare, execute and deliver a purchase agreement to govern the terms and conditions of the Acquisition.  Consummation of the Acquisition is contingent on the completion of a full due diligence investigation to the satisfaction of Zomedica for a period of 120 days (the “Negotiation Period”). If definitive agreements governing the Acquisition have not been executed and delivered by the parties prior to expiration of the Negotiation Period for a reason other than the parties’ failure to negotiate in good faith, the SMP Acquisition Option and Zomedica’s rights thereunder will terminate.

Unless agreed otherwise by Zomedica and SMP, at the closing of the Acquisition, SMP will enter into a sublicense agreement with an entity designated by a majority of the SMP Holders (“NewCo”) pursuant to which SMP will grant to NewCo a perpetual exclusive, worldwide license to use the intellectual property and technology of SMP used in the VetGuardian product line for use in treatment, monitoring or other commercial use with humans. Such sublicense will be royalty-free with the exception of a pass-through of sublicense royalty fees required to be paid to the University of Florida Research Foundation, Incorporated (“UFRF”) under the License Agreement With Know-How with UFRF in respect of NewCo’s net sales of products utilizing the subject intellectual property.

On May 8, 2023, the Company issued a press release announcing the exercise of the SMP Acquisition Option.   The press release, dated May 8, 2023, is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Exhibits.

(d) Exhibits

99.1	Press Release dated May 8, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: May 8, 2023	By:	/s/ Karen DeHaan-Fullerton
	Name:	Karen DeHaan-Fullerton
	Title:	General Counsel

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Exhibit Index

99.1	Press Release dated May 8, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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